BNY HAMILTON FUNDS
FORM 10f-3
Record of Securities Purchased Under a Funds Rule 10f-3 Procedures

Fund Name: BNY Hamilton High Yield Fund

1. Issuer:	Deluxe Corp, 7.375%, 6/01/15, CUSIP 248019AJO
2. Date of Purchase: 5/09/07
3. Underwriter from whom purchased: 	JPMorgan Chase
4. Affiliated Underwriter Managing or participating in
 syndicate: 5. BNY Capital Markets.6. Aggregate principal
 amount of purchase:	$12,000,000 7. Aggregate principal
 amount of offering:	$200,000,0008. Purchase price
 (net of fees and expenses):	$100.00 9. Date offering
 commenced:  5/09/0710. Commission, spread or profit: 1.50%
11. Have the following conditions been satisfied:
     YES/NO	a. The securities are part of an issue registered
 under the SecuritiesAct of 1933, which is being offered to the public, or are municipal securities as defined in Section
 3(a)(29) of the Securities Act of 1934 or is part of an Eligible Foreign Offering; as defined in the Rule or an Eligible Rule 144A
 Offering as defined in theRule.                        YES
	b.
The purchase was made prior to the end of the first day on which any sales were made at no more than the price paid by each other purchaser of securities in that offering or any concurrent offering or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering
terminated.                                    YES

	c.
The underwriting was a firm commitment underwriting.      YES

	d.
The commission, spread or profit was reasonable and fair in
relation to that being received by others for underwriting similar
securities during the same period.                 YES

	e.
In respect of any securities other than municipal securities, the issuer of such securities has been in continuous operation of not less than three years (including the operations of predecessors), or in respect of any municipal securities, the issue of such securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years (including the operations of any predecessors), it has received one of the three highest ratings from at least one such rating service.
       YES

	f.
The amount of such securities purchased by all of the Portfolio and investment companies advised by the Adviser did not exceed 25% of any such class or, in the case of an Eligible Rule 144A Offering, 25% of the total of the principal amount of any class sold to Qualified Institutional Buyers plus the principal amount of such
class in any concurrent public offering.         YES

	g.
No Affiliated Underwriter was a direct or indirect participant or benefited directly or indirectly from the purchase or, in the case of Eligible Municipal Securities, the purchase was not designated as a group transaction.


Approved by:	Thomas J. Winters		   Date: June 11, 2007
		Managing Director/Senior Investment Manager